Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

MONTAGE RESOURCES CORPORATION

2019 LONG-TERM INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of _____ __, 20__ (the “Date of Grant”), by MONTAGE RESOURCES CORPORATION, a Delaware corporation (the “Company”), to [INSERT EMPLOYEE NAME] (“Employee”).

1.Award.  The Company hereby grants Employee an award (this “Award”) of [Insert Stock Amount] Restricted Stock Units (the “Restricted Stock Units”).  Each Restricted Stock Unit represents an unfunded and unsecured right to receive one share of common stock, par value $0.01, of the Company (the “Stock”), plus an additional amount pursuant to Section 4 hereof, subject to certain restrictions and on the terms and conditions contained in this Agreement and the Montage Resources Corporation 2019 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Employee acknowledges and agrees that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

2.Definitions.  Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a)“Cause” means “Cause” as defined in the employment agreement between Employee and the Company, or if “Cause” is not defined in such employment agreement or in the absence of such employment agreement, “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee: (i) Employee’s willful or continued failure to perform his or her material duties for the Company; (ii) Employee’s conviction of a felony, or his or her guilty plea to or entry of a nolo contendere plea to a felony charge; (iii) the willful or grossly negligent engagement by Employee in conduct that is materially injurious to the Company, financially or otherwise; or (iv) Employee’s breach of any material term of the Company’s material written policies and material procedures, as in effect from time to time.

(b)“Disability” means “Disability” as defined in the employment agreement between Employee and the Company, or if “Disability” is not defined in such employment agreement or in the absence of such employment agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity necessary to perform his or her duties for the Company and its subsidiaries by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.  Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant

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[Insert Employee Name]

to such reasonable requests as may be made by the Company from time to time.  Any determination as to the existence of a Disability will be made by a physician selected by the Company.

(c)“Good Reason” means “Good Reason” as defined in the employment agreement between Employee and the Company, or if “Good Reason” is not defined in such employment agreement or in the absence of such employment agreement, “Good Reason” means any of the following, but only if occurring without Employee’s written consent: (i) a material diminution in Employee’s base salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities; or (iii) the relocation of Employee’s principal office to an area more than 50 miles from its location immediately prior to such relocation.

(d)“Involuntary Termination” means Employee’s involuntary termination of employment with the Company and its subsidiaries without Cause, or Employee’s voluntary termination of employment with the Company and its subsidiaries for Good Reason.

3.No Stockholder Rights.  The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights of a stockholder of the Company before the date shares of Stock are actually issued to Employee in settlement of this Award.  Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 5 or 6 hereof.

4.Dividend Equivalents.  If the Company declares and pays an ordinary cash dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, Employee holds unvested Restricted Stock Units, then a dividend equivalent equal to the per share amount of such dividend shall be credited on all Restricted Stock Units underlying the Award and outstanding on the record date for such dividend, such dividend equivalents to be payable in cash without interest on the vesting date of the Restricted Stock Units on which the dividend equivalents were credited and such payment shall be delivered in accordance with the timing described in Section 7 hereof. Any such dividend equivalents shall be subject to the same terms and conditions as the Restricted Stock Units on which the dividend equivalents were credited.  Dividends and distributions payable on Stock other than in cash will be addressed in accordance with Section 10 hereof.

5.Vesting of Restricted Stock Units. Subject to Section 6 hereof, the Restricted Stock Units will vest in three (3) installments on the dates1 and as set forth in the table below; provided, that, Employee is continuously employed by the Company or a subsidiary from the Date of Grant through the applicable vesting date.

Vesting Date	Number of Restricted Stock Units Vesting on such Vesting Date	Cumulative Number of Vested Restricted Stock Units on such Vesting Date
_____ __, 20__
_____ __, 20__
_____ __, 20__

[1]	Anniversary date of Date of Grant.

Restricted Stock Unit Award Agreement	Page 2 of 8	Date of Grant: [__________]
[Insert Employee Name]

Except as otherwise provided in Section 6 hereof, (a) Employee’s employment with the Company and its subsidiaries for only a portion of the vesting period for the Restricted Stock Units, even if a substantial portion, will not entitle Employee to any proportionate vesting, and (b) all Restricted Stock Units that are unvested as of the date of Employee’s termination of employment shall immediately terminate and Employee will have no further rights to such unvested Restricted Stock Units or the underlying shares of Stock.  Any Restricted Stock Units that are vested as of the date on which Employee’s employment with the Company and its subsidiaries terminates shall be settled in accordance with Section 7 hereof.

6.Termination of Employment; Change of Control.

(a)Death or Disability. If Employee’s employment with the Company and its subsidiaries terminates due to Employee’s death or Disability, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest.

(b)Involuntary Termination of Employment.  If Employee incurs an Involuntary Termination, then all of the Restricted Stock Units subject to this Award shall immediately and fully vest.

(c)Change of Control.  Upon a Change of Control that involves a merger, reclassification, reorganization or other similar transaction in which the surviving entity, the Company’s successor or the direct or indirect parent of the surviving entity or the Company’s successor, fails to assume this Award or substitute this Award with a substantially equivalent award, as determined by the Compensation Committee as constituted immediately prior to the Change of Control, then all of the Restricted Stock Units granted pursuant to this Agreement shall immediately and fully vest.

7.Settlement of Vested Restricted Stock Units.

(a)General.  Subject to the terms of this Agreement, including without limitation Section 14 hereof, the Company shall issue one share of Stock to Employee or his or her beneficiary, as the case may be, as soon as practicable following the date on which the underlying Restricted Stock Unit vests; provided, however, that in no event will the issuance of such share of Stock be deferred subsequent to March 15th of the year following the year in which such Restricted Stock Unit vests.

(b)Transfer of Shares.  Any shares of Stock issued pursuant to this Agreement shall be in book entry form registered in the name of Employee or his or her beneficiary, as the case may be.  The value of any fractional vested Restricted Stock Units shall be paid in cash at the time the Stock is issued to Employee in connection with the settlement of the vested Restricted Stock Units.  The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock.  The value of such shares of Stock shall not bear any interest owing to the passage of time.

Restricted Stock Unit Award Agreement	Page 3 of 8	Date of Grant: [__________]
[Insert Employee Name]

(c)Blackout Periods.  Employee acknowledges that, to the extent the event triggering settlement of any vested Restricted Stock Units occurs during a “blackout” period wherein certain employees, including Employee, are precluded from selling shares of Stock, the Chief Executive Officer of the Company or his or her designee retains the right, in his or her sole discretion, to defer the issuance of the shares of Stock in settlement of such Restricted Stock Units; provided, however, that the Chief Executive Officer (or his or her designee) will not exercise this right to defer issuance if such shares of Stock are specifically covered by a Rule 10b5-1 trading plan of Employee that causes such shares of Stock to be exempt from any applicable blackout period then in effect.  In the event the issuance of any shares of Stock is deferred hereunder due to the existence of a blackout period, such shares of Stock will be issued to Employee on or before the date that is ninety (90) days following the date on which the shares of Stock were originally scheduled to be issued, but in no event later than: (i) the fifth (5th) business day following the termination of such blackout period or (ii) December 31 of the year in which the shares of Stock were originally scheduled to be issued.

8.Non-transferability of Award. The Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Employee’s death, any shares of Stock issuable to Employee in respect of then-outstanding Restricted Stock Units will be issued to Employee’s legal representative, at the time specified in Section 7 hereof.

9.Beneficiary Designation.  Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder to Employee following Employee’s death at the time specified in Section 7 hereof.  Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company during Employee’s lifetime. In the absence of any such effective designation, shares of Stock issuable in connection with Employee’s death shall be paid to Employee’s surviving spouse, if any, or otherwise to Employee’s estate.

10.Adjustments in Respect of Restricted Stock Units. In the event there is any change in the Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, the number of shares associated with the Restricted Stock Units subject to this Agreement shall be adjusted in the manner consistent with the adjustment provisions provided in Section 3.07 of the Plan.

11.Effect of Settlement. Upon issuance of a share of Stock in settlement of a Restricted Stock Unit, such Restricted Stock Unit shall be cancelled and terminated.

12.Recoupment.  Notwithstanding any other provision herein, this Award and any shares Stock that may be issued, delivered or paid in respect of this Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time to time.  In addition, the Company may require Employee to deliver or otherwise repay to the Company this Award and any shares of Stock delivered or paid in respect of this Award, as well

Restricted Stock Unit Award Agreement	Page 4 of 8	Date of Grant: [__________]
[Insert Employee Name]

as any consideration that may be received in respect of a sale or other disposition of any such shares of Stock, if the Company reasonably determines that during Employee’s employment with the Company or a subsidiary, or at any time thereafter, Employee (a) has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries; or (b) has materially breached any agreement to which Employee is a party with the Company or any of its subsidiaries, including, but not limited to, any non-competition or non-solicitation agreement.

13.Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14.Responsibility for Taxes.

(a)Employee Acknowledgements. Employee hereby acknowledges that, regardless of any action taken by the Company or, if different, Employee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax-Related Items”) is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Employee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including, but not limited to, the grant of the Restricted Stock Units, the vesting and settlement of the Restricted Stock Units, the delivery or sale of any shares of Stock and the receipt of any dividends equivalents, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result.

(b)Withholding.

(i)Prior to the relevant taxable or tax withholding event, as applicable, Employee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (A) withholding from Employee’s wages or other cash compensation paid to Employee by the Company and/or Employer; (B) causing Employee to tender a cash payment; (C) withholding from the proceeds of the sale of shares of Stock acquired on settlement of the Restricted Stock Units and sold either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization without Employee’s further consent); or (D) withholding a number of shares of Stock from the shares of Stock issued or otherwise issuable to Employee in connection with the Award.

(ii)Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum

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[Insert Employee Name]

applicable rates, in which case Employee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Stock, for tax purposes, Employee is deemed to have been issued the full number of shares of Stock, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.

15.Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or any subsidiary of the Company, or interfere in any way with the rights of the Company or any subsidiary of the Company to terminate Employee’s employment at any time.

16.No Liability for Good Faith Determinations. Neither the Company, the Committee nor members of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

17.No Guarantee of Interests. The Committee and the Company do not guarantee the Stock from loss or depreciation.

18.Company Records. Records of the Company or its subsidiaries regarding Employee’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

19.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

20.Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he or she had previously specified for receiving notices.

Restricted Stock Unit Award Agreement	Page 6 of 8	Date of Grant: [__________]
[Insert Employee Name]

The Company and Employee agree that any notices shall be given to the Company or to Employee at the following addresses:

Company:  Montage Resources Corporation

Attn: General Counsel

122 W. John Carpenter Freeway, Suite 300

Irving, Texas 75039

Employee:  At Employee’s current address as shown in the Company’s records.

21.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

22.Successor. This Agreement shall be binding upon Employee, Employee’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

25.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee, or to Employee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder.  The Company may require Employee or Employee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

26.Amendment. This Agreement may be amended at any time unilaterally by the Company; provided, however, that, notwithstanding anything in the Plan to the contrary, no such amendment may adversely affect Employee’s rights under this Agreement without the written consent of Employee, except to the extent the Company believes in good faith that such amendment is desirable or necessary to comply with applicable law, including, but not limited to, Section 409A of the Code.

27.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

Restricted Stock Unit Award Agreement	Page 7 of 8	Date of Grant: [__________]
[Insert Employee Name]

28.Construction. It is intended that the terms of this Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

29.Agreement Respecting Securities Act of 1933. Employee represents and agrees that Employee will not sell the Stock that may be issued to Employee pursuant to Employee’s Restricted Stock Units except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act (including Rule 144 promulgated thereunder).

30.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

31.No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights as a shareholder of the Company until such time as Employee receives shares of Stock pursuant to this Agreement.  Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable in accordance with this Agreement at all times prior to the date on which Employee’s rights become fully vested in accordance with this Agreement.

32.Electronic Delivery and Acknowledgement.  By Employee’s acceptance of this Award, Employee is acknowledging that he or she has received and read, understands and accepts all the terms, conditions and restrictions of this Agreement and the Plan. The Company may, in its sole discretion, deliver any documents related to this Award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this Award and the Plan. By Employee’s acceptance of this Award, Employee consents to receive such documents by electronic delivery and to the engagement of any such third party.

[Signature page follows.]

Restricted Stock Unit Award Agreement	Page 8 of 8	Date of Grant: [__________]
[Insert Employee Name]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, each effective as of the date first above written.

MONTAGE RESOURCES CORPORATION: By: Name: Title:
EMPLOYEE: [Insert Employee Name]

{Signature Page to Restricted Stock Unit Award Agreement}